Exhibit 99

VIACOM REPORTS FIRST QUARTER 2009 RESULTS

New York, NY, April 30, 2009 — Viacom Inc. (NYSE: VIA and VIA.B) today reported financial results for the first quarter ended March 31, 2009.

2009 Results

	Quarter Ended March 31,		Better/(Worse)
(in millions, except per share amounts)	2009	2008	2009 vs. 2008

Revenues	$2,905	$3,117	(7)%

Operating income	442	567	(22)%

Net earnings attributable to Viacom	177	270	(34)%

Diluted EPS	$0.29	$0.42	(31)%

Adjusted diluted EPS	$0.29	$0.44	(34)%

Revenues for the first quarter of 2009 totaled $2.91 billion, a decline of 7%, primarily reflecting a 4-percentage point negative impact from foreign currency exchange, as well as lower ancillary and advertising revenues. Media Networks and Filmed Entertainment segment revenues were down 8% and 5% respectively. Operating income of $442 million declined 22% as a result of lower year-over-year revenues, which more than offset an $87 million net reduction in expenses in the quarter. Net earnings attributable to Viacom were $177 million, down 34%, with diluted earnings per share (EPS) of $0.29, a 31% decline versus the first quarter of 2008.

Sumner M. Redstone, Executive Chairman of Viacom, said, “The global economy continues to present significant challenges for all businesses, including those in the entertainment industry. Viacom is successfully navigating these uncertain waters by taking full advantage of our financial strength to invest in great content and to build on our enduring global brands.”

Philippe Dauman, President and Chief Executive Officer of Viacom, said, “During the first quarter, we further reduced our debt, generated seasonally strong cash flow and aggressively managed our costs while continuing to invest in our future with new programming and strategic partnerships. The overall advertising market remained soft as marketers continue to adjust their spending to the recessionary conditions. Nevertheless, our cable programming and motion picture businesses are well positioned to prosper. Our demographically targeted television programming continues to command top value in the marketplace. For example, our Nickelodeon Kids’ Choice Awards in March – the number-one cable telecast among kids in the first quarter and a new ratings record for the event – once again demonstrated our leadership in the kids market.

“A trip to the movie theater was an increasingly popular entertainment option for consumers in the first quarter and Paramount benefited with double-digit growth in its theatrical revenues. Higher movie theater attendance trends bode well for our slate, including the ongoing success of DreamWorks Animation’s Monsters vs. Aliens as well as two major tentpole releases in the current quarter: J.J. Abrams’ STAR TREK and Michael Bay’s Transformers: Revenge of the Fallen.”

Revenues

Revenues	Quarter Ended March 31,		Better/(Worse)
(in millions)	2009	2008	2009 vs. 2008

Media Networks	$1,865	$2,017	(8)%

Filmed Entertainment	1,087	1,146	(5)%

Eliminations	(47)	(46)	NM

Total revenues	$2,905	$3,117	(7)%

NM = Not Meaningful

First Quarter 2009 revenues of $2.91 billion declined 7% from $3.12 billion in 2008. Media Networks revenues were down 8% to $1.87 billion, principally due to a 37% decline in ancillary revenues. This reflected a challenging comparison to the particularly strong initial sales of the music video game Rock Band in the first quarter 2008 as well as a soft retail environment overall. Domestic advertising revenues decreased 9% with worldwide advertising revenues down 11%, including foreign currency exchange impact, as continued softness in the overall advertising market dampened ad sales. Affiliate revenues showed continued strength in the first quarter with growth of 13% on a worldwide basis, including a 3-percentage point benefit from certain domestic affiliate revenues that are not expected to continue in the future. Foreign currency exchange had a 2-percentage point negative impact on Media Networks revenues overall. Filmed Entertainment revenues decreased 5%, including a 7-percentage point negative impact from foreign currency exchange. Theatrical revenues were up 15%, driven by strong domestic box office performance. Home entertainment revenues were down 9%. This result reflects softness in the overall retail sector, as well as the overlap of $29 million in revenue recognized in the first quarter of 2008 in connection with the conclusion of an HD-DVD exclusivity arrangement and fewer titles released year-over-year, which were partially offset by the strong performance of DreamWorks Animation’s Madagascar: Escape 2 Africa. A 9% decline in television license fees was driven by the number and mix of available titles.

Operating Income

Operating Income (Loss)	Quarter Ended March 31,		Better/(Worse)
(in millions)	2009	2008	2009 vs. 2008

Media Networks	$629	$694	(9)%

Filmed Entertainment	(123)	(63)	(95)%

Corporate	(61)	(64)	5%

Eliminations	(3)	—	NM

Total operating income	$442	$567	(22)%

NM = Not Meaningful

First Quarter 2009 operating income decreased 22% to $442 million compared with $567 million in the first quarter of 2008. The first quarter 2009 results include an $87 million net reduction in total expenses, including approximately $50 million in cost savings related to the Company’s fourth quarter 2008 restructuring activities. Media Networks operating income declined 9% to $629 million, reflecting the impact of lower ancillary and advertising revenues as well as a 3% increase in programming expenses, which more than offset the benefit of lower expenses and higher affiliate revenues. The Filmed Entertainment segment had an operating loss of $123 million. This loss reflects higher print and advertising expenses associated with the late March release of DreamWorks Animation’s Monsters vs. Aliens, the absence of income recognized in the prior year in connection with the conclusion of an HD-DVD exclusivity arrangement and fewer home entertainment titles released versus the prior year.

First Quarter 2009 net earnings attributable to Viacom decreased $93 million, or 34%, to $177 million, principally due to lower operating income and increased foreign exchange losses. Diluted earnings per share for the quarter were $0.29, a 31% decline over diluted EPS of $0.42 in the first quarter of 2008, which included a $0.02 per share reduction from an impairment charge. Excluding the impact of this charge, current diluted EPS results were down 34% over adjusted diluted EPS of $0.44 in the prior year. The adjustment is detailed in the Supplemental Disclosures table at the end of this release.

Debt

At March 31, 2009, total debt outstanding, including capital lease obligations, decreased to $7.37 billion, compared with $8.00 billion at December 31, 2008. The Company’s cash balances decreased to $259 million at March 31, 2009 compared with $792 million at December 31, 2008.

About Viacom

Viacom, consisting of BET Networks, MTV Networks and Paramount Pictures, is the world’s leading entertainment content company. It engages audiences on television, motion picture and digital platforms through many of the world’s best known entertainment brands, including MTV, VH1, CMT, Logo, Rock Band, Nickelodeon, Nick at Nite, Noggin, AddictingGames, Neopets, COMEDY CENTRAL, Spike TV, TV Land, Atom, Gametrailers, BET and Paramount Pictures. Viacom’s global reach includes approximately 170 channels and 400 online properties in 162 countries and territories.

For more information about Viacom and its businesses, visit www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect the Company’s current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the continuation or worsening of current economic conditions generally, and in advertising markets in particular; the public acceptance of the Company’s programs, motion pictures and games; competition for audiences and distribution; technological developments and their effect in the Company’s markets and on consumer behavior; fluctuations in the Company’s results due to the timing, mix and availability of the Company’s motion pictures and games; changes in the Federal communications laws and regulations; the impact of piracy; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including its 2008 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts
Press:	Investors:
Carl Folta	James Bombassei
Executive Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 258-6352	(212) 258-6377
carl.folta@viacom.com	james.bombassei@viacom.com

Kelly McAndrew	Pamela Yi
Vice President, Corporate Communications	Director, Investor Relations
(212) 846-7455 kelly.mcandrew@viacom.com	(212) 846-7581 pamela.yi@viacom.com

VIACOM INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Quarter Ended March 31,
(in millions, except earnings per share amounts)	2009	2008

Revenues	$2,905	$3,117
Expenses:
Operating	1,748	1,809
Selling, general and administrative	633	649
Depreciation and amortization	82	92

Total expenses	2,463	2,550

Operating income	442	567
Interest expense, net	(109)	(117)
Equity in losses of investee companies	(33)	(6)
Other items, net	(19)	(3)

Earnings before provision for income taxes	281	441
Provision for income taxes	(101)	(167)

Net earnings (Viacom and noncontrolling interests)	180	274
Less: Net earnings attributable to noncontrolling interest	(3)	(4)

Net earnings attributable to Viacom	$177	$270

Earnings per share attributable to Viacom:
Basic	$0.29	$0.42
Diluted	$0.29	$0.42

Weighted average number of common shares outstanding:
Basic	606.8	639.6
Diluted	607.1	641.0

VIACOM INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2009	December 31, 2008
(in millions, except par value)

ASSETS
Current assets:
Cash and cash equivalents	$259	$792
Receivables, net (including retained interests in securitizations)	1,573	2,271
Inventory, net	923	881
Deferred tax assets, net	205	203
Prepaid and other assets	380	355

Total current assets	3,340	4,502
Property and equipment, net	1,080	1,145
Inventory, net	4,216	4,133
Goodwill	11,457	11,470
Intangibles, net	638	674
Other assets	549	563

Total assets	$21,280	$22,487

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$262	$574
Accrued expenses	1,041	1,304
Participants’ share and residuals	1,249	1,537
Program rights obligations	449	384
Deferred revenue	461	442
Current portion of long-term debt	103	105
Other liabilities	505	496

Total current liabilities	4,070	4,842
Long-term debt	7,267	7,897
Participants’ share and residuals	478	488
Program rights obligations	612	621
Deferred tax liabilities, net	54	12
Other liabilities	1,597	1,556
Redeemable noncontrolling interest	145	148
Commitments and contingencies
Viacom stockholders’ equity:
Class A Common stock, par value $0.001, 375.0 authorized; 57.4 and 57.4 outstanding, respectively	—	—
Class B Common stock, par value $0.001, 5,000.0 authorized; 549.5 and 549.4 outstanding, respectively	1	1
Additional paid-in capital	8,207	8,186
Treasury stock	(5,725)	(5,725)
Retained earnings	4,673	4,496
Accumulated other comprehensive loss	(114)	(49)

Total Viacom stockholders’ equity	7,042	6,909

Noncontrolling interests	15	14

Total equity	7,057	6,923

Total liabilities and equity	$21,280	$22,487

VIACOM INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following table reconciles the Company’s results for the quarter ended March 31, 2008, to adjusted results that exclude the impact of an impairment charge of a minority investment. The Company uses adjusted operating income, adjusted net earnings attributable to Viacom and adjusted diluted EPS as applicable, among other measures, to evaluate the Company’s operating performance in the absence of certain items and for planning and forecasting of future periods. The Company believes that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, improves their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies. Since adjusted operating income, adjusted net earnings attributable to Viacom and adjusted diluted EPS are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for operating income, net earnings attributable to Viacom and diluted EPS as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

(in millions, except per share amounts)	Quarter Ended March 31, 2008

	Operating Income	Pre-tax Earnings (1)	Net Earnings Attributable to Viacom (2)	Diluted EPS

Reported results	$567	$441	$270	$0.42
Adjustments:
Impairment of investment(3)	—	12	12	0.02

Adjusted results	$567	$453	$282	$0.44

(1)	Pre-tax earnings represent earnings before provision for income taxes
(2)	The tax impact of adjustments has been calculated where appropriate using the applicable rates in effect for the period presented.
(3)	2008 adjusted results exclude a $12 million pre-tax non-cash investment impairment charge for the quarter ended March 31, 2008.